NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THIS NOTE.

California Gold Corp.

PROMISSORY NOTE

Issuance Date: September 9, 2009	Principal Amount: U.S. $____

FOR VALUE RECEIVED, California Gold Corp., a Nevada corporation (the "Company"), hereby promises to pay to __________ or registered assigns ("Holder") the amount set out above as the Principal Amount (as reduced pursuant to the terms hereof pursuant to prepayment or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, prepayment or otherwise (in each case in accordance with the terms hereof).

1.          PAYMENTS OF PRINCIPAL; MATURITY.  The Principal is due and payable no later than September 9, 2010 (the “Maturity Date”); provided, however, that each of the parties hereto may mutually agree to extend the term of this Note beyond the Maturity Date.

2.          PREPAYMENT. The Company and the Holder understand and agree that the principal amount of the Note and any interest accrued thereon may be prepaid by the Company at any time without penalty.

3.          EVENT OF DEFAULT. Failure by the Company to make payment pursuant to Section 1 hereof shall constitute an event of default (“Event of Default”). In an Event of Default, the Holder shall be entitled to all legal remedies available to it to pursue collections, and the Company shall bear all reasonable costs of collection, including but not limited to necessary attorneys’ fees.

5.          NO WAIVER. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusively of any rights or remedies provided by applicable law. No course of dealing between the Company and the Holder shall operate as a waiver of any rights by the Holder.

6.   NOTICES; PAYMENTS.

(a)          Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein such notice shall be given in accordance with the Loan Agreement of even date herewith between the Company and the Holder. Unless a specific notice is otherwise required under this Note, the Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b)          Payments.  Except as otherwise provided in this Note, whenever any payment of cash is to be made by the Company to the Holder, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to the Holder at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

7.          TRANSFER.  The Holder acknowledges and agrees that this Note may only be offered, sold, assigned or transferred by the Holder if consented to in writing by the Company.

8.          CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

9.          SEVERABILITY. In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.        GOVERNING LAW. This Note and the rights and obligations of the Company and the Holder shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

California Gold Corp.

By:	________________________________________
Name:	James Davidson
Title:	President, Treasurer, Chief Financial Officer
and Director